Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

SETTLEMENT AND LICENSE AGREEMENT

This SETTLEMENT AND LICENSE AGREEMENT (this “Agreement”) is hereby entered into on July 18, 2012 (the “Execution Date”) by and among Somaxon Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (“Somaxon”), ProCom One, Inc., a corporation organized under the laws of the State of Texas (“ProCom”), (Somaxon and ProCom are collectively “Plaintiffs”), Zydus Pharmaceuticals (USA), Inc., a corporation organized and existing under the laws of the State of New Jersey (“Zydus”), and Cadila Healthcare Limited, a company organized and existing under the laws of India (“Cadila”) (Zydus and Cadila are collectively “Defendants”; each Plaintiff and each Defendant is a “Party”).

RECITALS

WHEREAS, Somaxon is the holder of New Drug Application (“NDA”) No. 22-036 (the “Somaxon NDA”), which was approved by the United States Food and Drug Administration (“FDA”) for the manufacture and sale of (a) an oral tablet containing as its sole active ingredient 3 mg doxepin hydrochloride, and (b) an oral tablet containing as its sole active ingredient 6 mg doxepin hydrochloride, in each of cases (a)-(b), that is marketed and sold by Somaxon in the Licensed Territory (as defined below), under the trade name SILENOR® (the “Silenor Products”);

WHEREAS, the formulation and dosing of the Silenor Products are covered by certain claims of the Licensed Patents (as defined below);

WHEREAS, ProCom owns one of the Licensed Patents and Somaxon is the exclusive licensee of such Licensed Patent in the Licensed Territory, and Somaxon owns the other Licensed Patent;

WHEREAS, the Licensed Patents are listed in the Orange Book (as defined below) for each of the strengths of the Silenor Products approved by the FDA under the Somaxon NDA;

WHEREAS, pursuant to 21 USC § 355(j) Zydus filed Abbreviated New Drug Application (“ANDA”) No. 202761 (the “Zydus ANDA”) with respect to a 3 mg doxepin hydrochloride product and a 6 mg doxepin hydrochloride product, and such ANDA is currently pending before FDA;

WHEREAS, Plaintiffs initiated an action against Defendants in the United States District Court for the District of Delaware (the “District Court”) under 35 USC § 271(e) alleging infringement of the Licensed Patents, in a case captioned Somaxon Pharmaceuticals, Inc. and ProCom One, Inc. v. Zydus Pharmaceuticals USA, Inc. and Cadila Healthcare Limited (d/b/a Zydus Cadila), Civil Action No. 1:11-cv-00537-RGA (D. Del.) (the “Litigation”);

WHEREAS, Defendants have asserted certain affirmative defenses and counterclaims in the Litigation;

WHEREAS, the Parties have agreed to resolve their disputes relating to the Litigation through this Agreement, in order to avoid further litigation and the attendant risk, associated fees, costs and expenses thereof;

WHEREAS, this Agreement is the only agreement between the Parties related to the settlement of the Litigation, and no Party has received any consideration from any other Party for its entry into this Agreement other than that which is described in this Agreement; and

WHEREAS, as a result of this Agreement there will be an opportunity for pro-competitive generic competition for doxepin hydrochloride products for human use, which competition otherwise may not have existed until the expiration of the Licensed Patents and any applicable period of exclusivity.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. DEFINITIONS

1.1 “Affiliate” means, with respect to an entity, any other entity that controls, is controlled by, or is under common control with such first entity, where “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2 “Asserted Claims” means (i) with respect to an oral tablet containing 3 mg doxepin hydrochloride, claims nos. 1, 2, 3, 5, 6, 24, 25, 27, and 28 of the ‘229 patent and claims nos. 1, 2, 3, 5, 6, 7, 8, 9, 11, 12, 13, 14, 15, 16, 17, 20, 21, 22, 23 and 24 of the ‘307 patent, and (ii) with respect to an oral tablet containing 6 mg doxepin hydrochloride, claims nos. 1, 2, 3, 5, 6, 24, 25, 27, and 28 of the ‘229 patent and claims nos. 1, 2, 4, 5, 6, 7, 8, 9, 10, 12, 13, 14, 15, 16, 18, 19, 21, 22, 23 and 24 of the ‘307 patent.

1.3 “Business Day” means a day on which the banks in the State of Delaware are permitted to be open.

1.4 “Commercial Sale Date” means, on a dosage strength-by-dosage strength basis, the date on which a doxepin hydrochloride tablet product containing as its sole active ingredient either 3 mg or 6 mg doxepin hydrochloride is first commercially sold in the Licensed Territory by a Third Party (excluding (i) any Person acting in concert with or under license from Zydus or its Affiliates or (ii) any Person purchasing the Zydus ANDA) pursuant to an ANDA referencing the Somaxon NDA under a license or covenant not to sue granted to such Third Party by Plaintiffs.

1.5 “Final Decision Date” means, on a dosage strength-by-dosage strength basis, the date of a final decision of a federal court from which no appeal has been or can be taken, excluding any petition for a writ of certiorari or other proceedings before the United States Supreme Court, holding each of the relevant Asserted Claims unenforceable or invalid.

1.6 “Generic Equivalent” means, on a dosage strength-by-dosage strength basis, a pharmaceutical product containing doxepin hydrochoride as its sole active ingredient that is AB-rated to the equivalent dosage strength Silenor Product and has received FDA approval for marketing in the Licensed Territory pursuant to an ANDA referencing Somaxon’s NDA No. 22-036.

1.7 “Generic Product” means each of the following: (a) a product containing as its sole active ingredient 3 mg doxepin hydrochloride, and (b) a product containing as its sole active ingredient 6 mg doxepin hydrochloride, in each of cases (a)-(b), that is a generic version of the corresponding Silenor Product.

1.8 “License Date” means, on a dosage strength-by-dosage strength basis, the earlier of:

(a) 180 days after the Commercial Sale Date;

(b) 180 days after the Final Decision Date; or

(c) immediately upon the Commercial Sale Date or Final Decision Date, provided that (i) under 21 U.S.C. § 355 (j)(5)(D)(ii), all first applicants who have filed ANDAs referencing Somaxon’s NDA No. 22-036 forfeit the 180-day exclusivity periods and (ii) Plaintiffs have not entered into an exclusive or semi-exclusive license with any first applicant that would contractually preclude Defendants’ manufacturing, having manufactured, offering for sale, importing, marketing or selling the relevant dosage strength of the Zydus Generic Product upon the Commercial Sale Date or Final Decision Date. This clause (c) shall not apply in the event of an occurrence under 21 U.S.C. § 355 (j)(5)(D)(i)(III);

provided that the License Date shall be subject to modification pursuant to Section 9.1.

1.9 “Licensed Patents” means:

(a) U.S. Patent No. 6,211,229 (together with all reissues, reexaminations and patent and regulatory extensions thereof, “the ‘229 patent”), and

(b) U.S. Patent No. 7,915,307 (together with all reissues, reexaminations and patent and regulatory extensions thereof, “the ‘307 patent”);

together with all continuations, continuations-in-part or divisionals of any of the aforementioned patents.

1.10 “Licensed Territory” means the United States of America, and its territories, districts and possessions, including the Commonwealth of Puerto Rico.

1.11 “Marketing Partner” means (a) a sublicensee (if permitted by Plaintiffs) or (b) a Person from whom a Defendant or its Affiliate gets a payment based on sales or other dispositions of a Zydus Generic Product by such Person.

1.12 “Net Revenues” means, on a dosage strength-by-dosage strength basis, the sum of the gross amount invoiced for the sale or other disposition of the relevant Zydus Generic Product by Defendants or any of their Affiliates or Marketing Partners in the Licensed Territory, less the following items to the extent applicable to such Zydus Generic Product: (a) one-time per customer stocking allowances, any and all slotting allowances, inventory price adjustments or Medicaid discounts and any and all rebates, charge-backs, quantity and cash discounts, and other usual and customary rebates or discounts, in each case actually granted to customers or governmental or regulatory authorities; (b) amounts refunded, repaid or credited by reason of rejections or returns of goods, (c) any sales, excise, turnover, inventory, value-added, and similar taxes and duties assessed on applicable sales to the extent they are recorded in gross amount invoiced, and (d) transportation charges (including insurance costs) and handling charges to the extent they are invoiced and included in gross sales. Net Revenues will be determined in accordance with U.S. Generally Accepted Accounting Principles applied in a manner consistent with Defendants’ or their relevant Affiliates’ or Marketing Partners’ customary practices. For the avoidance of doubt, sales of Zydus Generic Products between or among Defendants and their Affiliates and Marketing Partners for resale shall not be included within Net Revenues; provided, however, that any subsequent sale of such Zydus Generic Products by Defendants or such Affiliates or Marketing Partners to a Third Party in the Licensed Territory, or any other payment received by Defendants or its Affiliates or Marketing Partners from such Third Parties relating to the sale of Zydus Generic Products in the Licensed Territory, shall be included within Net Revenues.

1.13 “Orange Book” means the publication titled “Approved Drug Products with Therapeutic Equivalence Evaluations,” in electronic or hard copy form, maintained by the FDA, including all supplements thereto.

1.14 “Paragraph IV Notice Letter” means a written notice including any “patent certification” filed in the United States under 21 U.S.C. §355(j)(2)(A)(vi)(IV).

1.15 “Person” means any individual, partnership, association, corporation, limited liability company, trust, governmental authority or other legal person or entity.

1.16 “Pre-Marketing” means engaging in outreach to potential purchasers to inform them that Defendants will be offering to sell and selling the Zydus Generic Product for distribution in the Licensed Territory on or after the License Date (including, for example, notification to customers regarding the Zydus Generic Product and engaging customers in non-binding pricing or contracting activities).

1.17 “Royalty Period” means, on a dosage strength-by-dosage strength basis, the period beginning on the applicable License Date and ending when every Asserted Claim which covers such dosage strength of the Zydus Generic Product has expired or been held unenforceable or invalid pursuant to a Final Decision.

1.18 “Third Party” means a Person other than the Parties or any of their Affiliates.

1.19 “Total Doxepin Sales” means, on a dosage strength-by-dosage strength basis, the total gross dollar sales of doxepin hydrochloride tablets containing 3 mg or 6 mg (as applicable) doxepin hydrochloride active ingredient sold pursuant to an NDA or ANDA *** in or for the Licensed Territory, with the total gross dollar sales data determined from publicly available information (such as data provided by IMS Health Incorporated, Fairfield, Connecticut (together with its Affiliates, “IMS”) or, if not so publicly available, then as reasonably determined by Plaintiffs).

1.20 “Trademark” means the trademark SILENOR®.

1.21 ***.

1.22 “Zydus Generic Product” means a Generic Product that is manufactured or marketed under the Zydus ANDA.

1.23 ***.

2. DISMISSAL AND RELATED FILINGS

2.1 Termination of Litigation.

(a) On or before the third (3rd) Business Day after the Execution Date, Plaintiffs and Defendants shall file with the District Court a stipulated consent judgment and joint motion to dismiss the Litigation, substantially in the form attached as Exhibit A (the “Judgment and Dismissal”), with each Party to bear its own fees and costs.

(b) The date on which the Judgment and Dismissal is entered by the District Court shall be the “Effective Date”. The provisions of Sections 1 (to the extent necessary to interpret the other sections listed in this Section 2.1(b)), 2, 10, 11 and 14 of this Agreement shall become effective upon the Execution Date, while the remaining provisions of this Agreement shall become effective upon the Effective Date.

2.2 FTC/DOJ Filings.

(a) Within ten (10) days following the Execution Date, the Parties shall file with the U.S. Federal Trade Commission, Bureau of Competition (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) this Agreement and any notifications to be filed pursuant to Title XI of the Medicare Prescription Drug Improvement and Modernization Act (Subtitle B — Federal Trade Commission Review) and any other applicable law. The Parties shall make additional timely filings as required by law.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) The Parties shall use all commercially reasonable efforts to coordinate the foregoing filings and any responses thereto, to make such filings promptly and in good faith and to respond promptly and in good faith to any requests for additional information made by either of such agencies, and to coordinate any necessary or desirable joint presentations. Each Party reserves the right to communicate with the FTC or DOJ regarding such filings as it believes appropriate. Each Party shall keep the other Party reasonably informed of such communications and shall not disclose any confidential information of the other Party without such other Party’s consent, which will not be unreasonably withheld or delayed.

3. RELEASE OF CLAIMS

3.1 In settlement of the Litigation, and in consideration of the releases, representations, warranties and covenants contained in this Agreement, as of the Effective Date, each Party and its respective parents, subsidiaries and Affiliates, on behalf of themselves and their respective predecessors, successors, administrators, attorneys, assigns, agents, officers, employees, shareholders, directors, representatives and all other Persons claiming by, through and under them, do fully, finally and forever release, relinquish, acquit and discharge each other Party and each of its respective parents, subsidiaries and Affiliates, on behalf of themselves and their respective predecessors, successors, administrators, attorneys, assigns, agents, officers, employees, shareholders, directors and representatives (collectively, the “Releasees”), from any and all claims, demands, damages, liabilities, obligations, and causes of action accruing prior to the Effective Date (including costs, expenses and attorneys’ fees), that were or could have been filed in the Litigation, whether known or unknown, to the extent arising out of, related to, or in connection with: (a) the Litigation, (b) the Zydus ANDA or its filing, or (c) the Zydus Generic Products.

3.2 Each Party hereby expressly waives any and all provisions, rights and benefits conferred by §1542 of the California Civil Code, or by any law of the United States or principle of common law that is similar, comparable or equivalent to §1542 of the California Civil Code, with respect to the matters released in this Section 3. §1542 of the California Civil Code provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3.3 Each Party represents, warrants and covenants that it had not, prior to the Effective Date, assigned or transferred, and will not assign or otherwise transfer, to any Person any matters released by such Party as set forth in this Section 3 (except that the foregoing shall not prohibit an assignment of this Agreement pursuant to Section 14.3), and such Party agrees to indemnify and hold harmless the other Party and its Releasees from and against all such released matters arising from any such alleged or actual assignment or transfer.

3.4 For the sake of clarity, this Section 3 shall not prevent or impair the right of a Party to bring a proceeding in court or any other forum for a breach of this Agreement or any representation, warranty or covenant herein.

4. ADMISSIONS AND COVENANTS

4.1 Defendants, on behalf of themselves and their Affiliates, acknowledge and agree that the Asserted Claims relevant to each Zydus Generic Product: (a) would be infringed by the making, having made, importation, use, offer for sale or sale in, or importation into, the Licensed Territory of such Zydus Generic Product other than as permitted by this Agreement; and (b) are valid and enforceable solely as to such Zydus Generic Product.

4.2 Defendants, on behalf of themselves and their Affiliates, agree not to challenge the validity, enforceability or patentability of any of the Licensed Patents or to seek reexamination of those patents in any court or administrative agency (including the United States Patent and Trademark Office) having jurisdiction to consider the issue. Defendants also agree, on behalf of themselves and their Affiliates, not to intentionally assist others, whether directly or indirectly, in challenging the validity, enforceability or patentability of any of the Licensed Patents, or in seeking reexamination of such patents, in any court or administrative agency having jurisdiction to consider the issue. Nothing herein will prevent Defendants and their Affiliates from responding to subpoenas from courts or administrative agencies or filing a “paragraph IV” certification against the Licensed Patents to the extent they are listed in the Orange Book for a product other than the Silenor Products.

5. LICENSE AND RELATED RIGHTS

5.1 License. Plaintiffs hereby grant to Defendants, effective on and from the applicable License Date, a non-exclusive, non-transferable (except in connection with an assignment of this Agreement pursuant to Section 14.3), royalty-bearing and non-sublicenseable license under the Licensed Patents, to make, have made, import, offer for sale, market and sell the relevant Zydus Generic Product in the Licensed Territory to Defendants’ and their Affiliates’ distributors, wholesalers, pharmacies and other customers in the Licensed Territory for ultimate resale (whether directly or indirectly through multiple levels of distribution) to consumers in the Licensed Territory.

5.2 Preparatory License. In addition, Plaintiffs hereby grant to Defendants, (a) effective on and from the date *** days prior to the applicable License Date (the “Manufacturing Date”), a non-exclusive, non-transferable (except in connection with an assignment of this Agreement pursuant to Section 14.3), and non-sublicenseable license under the Licensed Patents, to make, have made and import the relevant Zydus Generic Product in the Licensed Territory in preparation for sales on and after the License Date pursuant to Section 5.1, and (b) effective on and from the date *** days prior to the applicable License Date (the “Pre-Marketing Date”), a non-exclusive, non-transferable (except in connection with an assignment of this Agreement pursuant to Section 14.3), and non-sublicenseable license under the Licensed Patents, to conduct Pre-Marketing in the Licensed Territory in preparation for offers for sale and sales on and after the License Date pursuant to Section 5.1.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3 Covenant to Plaintiffs. In return for Plaintiffs’ grant of the license and other rights in Sections 5.1 and 5.2, Defendants, on behalf of themselves and their Affiliates, agree not to (i) make or have made a Generic Product in the Licensed Territory prior to the applicable Manufacturing Date, (ii) import a Generic Product into the Licensed Territory prior to the applicable Manufacturing Date, (iii) conduct Pre-Marketing (for such purpose, replacing Generic Product for Zydus Generic Product in the definition of “Pre-Marketing”) for a Generic Product in the Licensed Territory prior to the applicable Pre-Marketing Date or (iv) market (other than as permitted in Section 5.2(b)), offer for sale or sell a Generic Product in the Licensed Territory prior to the applicable License Date.

5.4 Acknowledgement. Defendants acknowledge that, notwithstanding the definition of the License Date, Manufacturing Date and Pre-Marketing Date, Defendants may not be able to legally exploit the license and other rights granted pursuant to Sections 5.1 and 5.2 with respect to the Zydus Generic Products for various reasons, including exclusivity granted by the FDA to Third Parties or lack of regulatory approval for the Zydus ANDA by the FDA.

5.5 No Restriction on Right to Grant ***: Defendants acknowledge and agree that nothing herein shall restrict the ability of Plaintiffs to grant to a Third Party who has *** for a period of 180 days after first commercial sale ***. Plaintiffs shall inform Defendants of the date *** in writing within thirty (30) days after entering into such license.

5.6 Retained Rights. Except for the license and other rights granted pursuant to this Agreement, all other rights to any intellectual property or regulatory exclusivities or approvals held by Plaintiffs or any of their Affiliates are hereby retained by Plaintiff and their Affiliates. For the sake of clarity, this Agreement does not grant to Defendants or their Affiliates any right to use any corporate names, logos or trademarks (including the Trademark) of any Plaintiff or any of their Affiliates inside or outside the Licensed Territory.

6. ***

6.1 On a dosage strength-by-dosage strength basis, in the event that one or more Third Party(ies) *** and if Defendants ***, and if Plaintiffs ***, then:

(a) Defendants shall, immediately upon *** until the applicable date specified in Section 5.1 or 5.2, and shall ***; and

(b) Defendants shall pay to Somaxon as liquidated damages, and not as a penalty, for Net Revenues of the Zydus Generic Products (on a dosage strength-by-dosage strength basis) in or for the Licensed Territory ***:

(i) If the *** is *** or more for such ***, Defendants shall pay to Somaxon *** of Net Revenues of the relevant Zydus Generic Products in or for the Licensed Territory ***;

(ii) If the *** is *** or more but less than *** for such ***, Defendants shall pay to Somaxon *** of Net Revenues of the relevant Zydus Generic Products in or for the Licensed Territory ***;

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(iii) If the *** is *** or more but less than *** for such ***, Defendants shall pay to Somaxon *** of Net Revenues of the relevant Zydus Generic Products in or for the Licensed Territory ***; and

(iv) If the *** is less than *** for such ***, Defendants shall pay to Somaxon *** of Net Revenues of the relevant Zydus Generic Products in or for the Licensed Territory ***.

6.2 Defendants shall pay the amounts set forth in Section 6.1(b) within thirty (30) days after the end of the applicable ***, and such payment (the “Liquidated Damages Payment”) shall be accompanied by a report providing in reasonable detail an accounting of all Net Revenues of the relevant Zydus Generic Products, a calculation of the deductions from gross invoice price to such Net Revenues and the calculation of the applicable royalties under Section 6.1(b). Notwithstanding the foregoing, in the event that a *** then (i) the ***, and (ii) Somaxon shall promptly ***.

6.3 The Parties understand and agree that the damages to Plaintiffs of a *** subsequent sales is uncertain and that the amounts set forth in Section 6.1(b) are a genuine estimate of the loss the Parties believe would be suffered by Plaintiffs as a result of ***.

6.4 The foregoing is not a limitation of Plaintiffs’ right to obtain damages or any other remedy with respect to *** prior to the License Date under any circumstances other than a *** and/or ***. However, the remedies set forth in this Section 6 shall be the exclusive remedies of the Plaintiffs with respect to any ***. Notwithstanding anything herein to the contrary, the Plaintiffs acknowledge and agree that any *** is not a violation of the Judgment and Dismissal and the Plaintiffs shall not bring any claim asserting a violation of the Judgment and Dismissal (including, by way of example and not limitation, any claim for contempt with respect to the Judgment and Dismissal) based thereupon.

7. ROYALTY PAYMENTS

7.1 With respect to each calendar quarter (or part thereof) during the Royalty Period, on a dosage strength-by-dosage strength basis, Zydus shall pay Somaxon a royalty of *** of Net Revenues of Zydus Generic Products made during such calendar quarter (or, if applicable, the portion thereof that falls within the Royalty Period).

7.2 Within thirty (30) days after the end of each calendar quarter for which royalties are payable by Zydus under Section 7.1, Zydus shall submit to Somaxon a report (the “Quarterly Report”), providing in reasonable detail an accounting of all Net Revenues by Zydus and its Affiliates, including in each case, an accounting of all unit sales of the Zydus Generic Products, a calculation of the deductions from gross invoice price to Net Revenues made during such calendar quarter and the calculation of the applicable royalties under Section 7.1. Zydus shall, at the time it submits the Quarterly Report, pay to Somaxon all amounts due under Section 7.1, as indicated in the applicable report.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8. PAYMENT TERMS

8.1 Any payments due pursuant to Sections 6 or 7 shall be made by wire transfer to an account specified by Plaintiffs in writing.

8.2 Defendants shall maintain its books and records with respect to Net Revenues, and will cause its Affiliates and Marketing Partners to maintain their books and records with respect to Net Revenues, for a period of three (3) calendar years after the calendar year to which they relate. Plaintiffs, through a nationally-recognized firm of independent certified public accountants mutually and reasonably acceptable to the Parties, shall have the right to audit such books and records on reasonable advance notice to Defendants, no more than once per calendar year. If Zydus has overpaid any amounts hereunder, the overpayment shall be credited against amount due hereunder. If Zydus has underpaid any amounts hereunder, Zydus shall pay the relevant amount (net of any credits for overpayment) within thirty (30) days after receipt of the auditor’s report. The audit shall be at Plaintiffs’ cost and expense unless the underpayment exceeds five percent (5%) of the amount owed with respect to any calendar year, in which case Zydus shall promptly reimburse such costs and expenses.

9. MOST FAVORED NATION

9.1 On a dosage strength-by-dosage strength basis, in the event a Plaintiff or any of its Affiliates ***, then this Agreement shall be automatically amended to ***, and Plaintiffs shall inform Defendants of such *** in writing within thirty (30) days after ***. Defendants acknowledge, for purposes of this Section 9.1, the provisions of Section 5.5.

9.2 On a dosage strength-by-dosage strength basis, in the event a Plaintiff or any of its Affiliates ***, then Plaintiffs shall inform Defendants in writing of such *** within thirty (30) days after ***, and this Agreement shall be automatically amended to ***.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10. CONFIDENTIALITY

10.1 Each of the Parties shall keep the terms of the Agreement and the underlying settlement confidential, using at least the level of care it uses for its own proprietary information (but no less than reasonable care), and shall not disclose to any Third Party (other than (a) such Party’s financial advisors, legal advisors, and insurers, and (b) parties and their counsel in litigation or anticipated litigation with Plaintiffs over any of the Licensed Patents solely for purposes of disclosing, in connection with settlement negotiations, those provisions herein addressing the relevant License Date, royalty rates and liquidated damages provisions, in each such case subject to appropriate confidentiality protections), except as provided below or as required by law (including disclosures required by the FTC and/or the DOJ).

10.2 No Party shall issue or make any public announcement, press release, or other public disclosure regarding this Agreement or the subject matter or terms of the settlement, except as required by law or the rules of a stock exchange on which the securities of the disclosing Party are listed. In the event a Party is, in the opinion of its counsel, required to make a public disclosure by law or the rules of a stock exchange on which its securities are listed, such Party shall, if permitted by law, submit the proposed disclosure in writing to the other Party a reasonable period prior to disclosure, and such Party shall provide any such comments promptly, but in any case within two (2) Business Days of its receipt of such disclosure.

10.3 Notwithstanding Sections 10.1 and 10.2, Defendants may communicate with (a) the FDA on a confidential basis prior to the applicable License Date concerning the approval of the Zydus ANDA, and the licenses and waivers provided for herein, and (b) its manufacturers on a confidential basis (using at least the level of care it uses for its own proprietary information, but not less than reasonable care), prior to the applicable License Date to the extent necessary to enable such manufacturers to manufacture Zydus Generic Products in accordance with the terms and conditions set forth in this Agreement.

10.4 Defendants acknowledge that (a) Plaintiffs are currently engaged in ANDA-related patent litigations with various Third Parties concerning the Licensed Patents and may become engaged in future patent litigation concerning infringement of the Licensed Patents and (b) such parties may request a copy of this Agreement in connection with discovery. Notwithstanding Sections 10.1 and 10.2, Defendants agree to Plaintiff’s production of this Agreement under the highest level of confidentiality and protection offered in the applicable protective order; provided, that Plaintiffs give Defendants notice of any such discovery request no less than ten (10) days in advance of making a disclosure under this Section.

11. REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Execution Date:

(a) it has the corporate power and authority to enter into this Agreement and to perform its obligations and bind its Affiliates to perform their obligations hereunder, and that the person(s) executing this Agreement on behalf of such Party are authorized to do so;

(b) the execution and delivery of this Agreement and the performance of the transactions contemplated hereunder have been duly authorized by all necessary corporate actions of such Party and its Affiliates;

(c) this Agreement has been duly executed and delivered by it and is a binding obligation of it, enforceable against it and its Affiliates in accordance with its terms; and

(d) the execution and delivery of this Agreement and the performance by such Party or its Affiliates of any of its obligations hereunder do not and will not conflict with (i) any judgment of any court or governmental body applicable to such Party or its Affiliates or its respective properties, (ii) any other agreements to which it or its Affiliates may be a party, or (iii) to such Party’s knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to such Party, its Affiliates or their respective properties.

11.2 Additional Plaintiff Representations and Warranties. Plaintiffs represent and warrant to Defendants that they have the authority to grant rights under the Licensed Patents upon the terms set forth in this Agreement.

11.3 Disclaimer of Warranties. Except for those warranties set forth in Sections 3.3, 11.1 and 11.2, no Party makes any warranty, written, oral, express or implied, with respect to this Agreement. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BOTH PARTIES.

12. INDEMNITIES.

12.1 Indemnity by Defendants. Defendants will, jointly and severally, indemnify and hold harmless Plaintiffs, their respective Affiliates and their or their respective Affiliates’ officers, directors, employees and agents from and against any loss, damage, liability or expense in connection with any and all actions, suits, claims, demands or prosecutions that may be brought or instituted against Plaintiffs or such other indemnitees by Third Parties (including governmental authorities) to the extent based on or relating to (a) any breach by a Defendant of this Agreement; or (b) the manufacture, sale or offering to sell of any Zydus Generic Product, including any claim for personal injury, property damage, compensatory damages or punitive damages, provided that such claim does not arise out of or relate to the labeling of such Zydus Generic Product to the extent that, pursuant to applicable law, the label for such Zydus Generic Product must be the same as the label for the dosage-strength-equivalent Silenor Product.

12.2 Indemnity by Plaintiffs. Plaintiffs will, jointly and severally, indemnify and hold harmless Defendants, their respective Affiliates and their or their respective Affiliates’ officers, directors, employees and agents from and against any loss, damage, liability or expense in connection with any and all actions, suits, claims, demands, or prosecutions that may be brought or instituted against Defendants or such other indemnitees by Third Parties (including governmental authorities) to the extent based on or relating to any breach by a Plaintiff of this Agreement.

12.3 Indemnification Procedures. A Person seeking indemnification under this Agreement shall provide prompt written notice to the indemnifying Party (and, in any event, within five (5) Business Days) of the assertion of any claim against such Party as to which indemnity is to be requested hereunder; provided, however, that any delay or failure to provide such notice shall not relieve the indemnifying Party of its indemnity obligations unless, and solely to the extent that, such delay or failure to notify prejudices the indemnifying Party’s ability to defend such claims. The indemnifying Party shall have sole control over, and shall assume all expenses with respect to, the defense, settlement, adjustment or compromise of any claim as to which this Section 12 requires it to indemnify the other, provided that: (a) the indemnified Person may, if it so desires, employ counsel at its own expense to participate and assist in the handling of such claim; and (b) the indemnifying Party shall obtain the prior written approval of the indemnified Person, which shall not be unreasonably withheld, before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim if doing so would: (i) impose an injunction and/or any financial obligations upon the indemnified Person; or (ii) result in an admission of wrongdoing by the indemnified Person.

13. BREACH OF THE AGREEMENT

13.1 Each Party acknowledges and agrees that the restrictions and other terms and conditions set forth in this Agreement are reasonable and necessary to protect the respective legitimate interests of the Parties, and that, in the event of a material breach or threatened material breach of those restrictions or other terms or conditions of this Agreement by any Party, any other Party shall have the right to seek from any court of competent jurisdiction injunctive relief, whether temporary, preliminary, or permanent, or specific performance, which rights shall be cumulative and in addition to any other rights or remedies to which such other Party may be entitled in law or equity.

13.2 Nothing in this Agreement is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement. In the event of any breach by a Party described in this Section 13, each other Party reserves, and each Party so acknowledge, the right to seek damages, including enhanced damages, and other remedies for patent infringement to the full extent of the law.

13.3 Notwithstanding Sections 13.1 and 13.2, Plaintiffs hereby agree that their respective remedies in law and in equity relating to a Zydus At Risk Launch and sales of the Zydus Generic Product during the Zydus At Risk Period shall be limited to those set forth in Section 6 hereof.

14. GENERAL PROVISIONS

14.1 Entire Agreement. This Agreement (which includes Exhibit A attached hereto) constitute the final, complete and exclusive statement of the terms of the agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the Parties. No Party has been induced to enter into this Agreement by, nor is any Party relying on, any representation or warranty outside those expressly set forth in this Agreement

14.2 Governing Law and Dispute Resolution. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles. Any judicial proceedings related to disputes arising from or in connection with this Agreement shall be initiated exclusively in the District Court (or should there be no subject matter jurisdiction, then in another court of competent jurisdiction in Delaware), which shall be deemed to be the appropriate forum to hear the dispute.

14.3 Assignment. No Party will assign this Agreement or any part hereof or any interest herein (whether by operation of law or otherwise) to any Person without the written approval of the other Party; provided, however, that any Party may assign this Agreement without such consent (and, if Defendants so assigns this Agreement, they must assign the Zydus ANDA to the assignee of this Agreement, and Zydus shall not otherwise transfer or assign, or otherwise grant any Affiliate or Third Party any rights in, to or under the Zydus ANDA) (a) to any Affiliate of such assigning Party (for as long as such assignee remains an Affiliate of such Party); or (b) to any successor entity in the case of its merger, consolidation or change in control, or a sale of all or substantially all of its assets related to this Agreement. No assignment will be valid unless the permitted assignee assumes all obligations of its assignor under this Agreement. No assignment will relieve any assigning Party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this Section 14.3 will be void.

14.4 Severability. Except as otherwise expressly provided herein, if any provision of this Agreement or the application thereof will, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such provision to circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each provision of this Agreement will be valid and enforceable to the fullest extent permitted by applicable law, and (b) the Parties covenant and agree to renegotiate any such provision in good faith in order to provide a reasonably acceptable alternative to such provision, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

14.5 Independent Contractors. No Party shall be deemed to be an agent, joint venturer or partner of the other.

14.6 Amendments. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.7 Waiver. None of the provisions of this Agreement will be considered waived by any Party unless such waiver is agreed to, in writing, by authorized agents of such Party. The failure of a Party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law will not be deemed a waiver of any rights of any Party.

14.8 Counterparts and Facsimile Signatures. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

14.9 Construction.

(a) This Agreement has been jointly negotiated and drafted by the Parties through their respective counsel and no provision shall be construed or interpreted for or against any of the Parties on the basis that such provision, or any other provision, or the Agreement as a whole, was purportedly drafted by a particular Party.

(b) The word “including” or any variation thereof means “including without limitation” or any variation thereof and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

(c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.10 Inurement. This Agreement shall be binding upon and inure solely to the benefit of the Parties, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person(s) (other than the Releasees under Section 3.1 and the indemnitees under Sections 12.1 and 12.2) any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

14.11 Notices. Any notice required or permitted to be given or sent under this Agreement shall be in writing and hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, to the receiving Party at the addresses indicated below.

If to Plaintiffs, to:	Somaxon Pharmaceuticals, Inc.
10935 Vista Sorrento Parkway, Suite 250
San Diego, CA 92130
Attn: General Counsel

And

ProCom One, Inc.
100 E. San Antonio, Ste 201
San Marcos TX 78666
Attn: President

with copies to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: David Manspeizer

If to Defendants, to:	Zydus Pharmaceuticals (USA), Inc.
73 Route 31 N.
Pennington, NJ 08534
Attn: Executive Vice President and Head Global Intellectual Property

with copies to:	Locke Lord LLP
111 South Wacker Drive
Chicago, IL 60606
Attn: Michael Gaertner

Any such notice shall be deemed to be effective on delivery, if delivery is confirmed by the delivery service. A Party may change its address by giving the other Parties written notice, delivered in accordance with this Section 14.11.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

SOMAXON PHARMACEUTICALS, INC.	ZYDUS PHARMACEUTICALS (USA), INC.

By: /s/ Richard W. Pascoe	By: /s/ Brij Khera

Name: Richard W. Pascoe	Name: Dr. Brij Khera

Title: President and CEO	Title:	Executive Vice President and Chief Legal Officer

PROCOM ONE, INC.	CADILA HEALTHCARE LIMITED

By: /s/ Terrell A. Cobb	By: /s/ Pankaj Patel

Name: Terrell A. Cobb	Name: Pankaj Patel

Title: President	Title:	Chairman, Managing-Director

EXHIBIT A

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

SOMAXON PHARMACEUTICALS, INC., and PROCOM ONE, INC.,	) )
)
Plaintiff,	)
)
v.	)	Civil Action No. 1:11-cv-00537-RGA
)
ZYDUS PHARMACEUTICALS USA, INC., and	)
CADILA HEALTHCARE LIMITED (d/b/a	)
ZYDUS CADILA),	)

Defendants.

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL

The Court, upon the consent and request of Plaintiffs Somaxon Pharmaceuticals, Inc. and ProCom One, Inc. (collectively, “Plaintiffs”) and Defendants Zydus Pharmaceuticals (USA), Inc. and Cadila Healthcare Limited (collectively, “Defendants”), hereby acknowledges the following Stipulation and issues the following Order.

STIPULATION

Plaintiffs have charged Defendants with infringement of U.S. Patent Nos. 6,211,229 (the “’229 patent”) and 7,915,307 (the “’307 patent”) in connection with Zydus Pharmaceuticals (USA), Inc.’s submission to the U.S. Food and Drug Administration (“FDA”) of Abbreviated New Drug Application (“ANDA”) No. 202761 seeking approval to engage in the commercial manufacture, use, and/or sale of a 3 mg doxepin hydrochloride product and a 6 mg doxepin hydrochloride product (collectively, the “Zydus ANDA Products”).

Defendants admit that the submission of ANDA No. 202761 to the FDA for the purpose of obtaining regulatory approval to engage in the commercial manufacture, use, and/or sale of the Zydus ANDA Products within the United States before the expiration of the ’229 and ’307 patents was an act of infringement of the ’229 and ’307 patents under 35 U.S.C. § 271(e)(2)(A).

Defendants admit that the commercial manufacture, use, offer for sale and/or sale of the Zydus ANDA Products within the United States, and/or the importation of such products into the United States, before the expiration of the ’229 and ’307 patents, other than in accordance with a license or other authorization from Plaintiffs, would infringe such patents.

Defendants admit that the ’229 and ’307 patents are valid and enforceable

The Parties agree that the remaining claims, counterclaims, and defenses in this action should be dismissed without prejudice.

ORDER

Accordingly, pursuant to the above Stipulation, and upon the consent and request of the Parties, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

a) The parties’ claims, counterclaims, and defenses with respect to the ’229 and ’307 patents are hereby dismissed without prejudice;

b) Defendants, their officers, agents, servants, employees and attorneys, and those persons in active concert or participation with them who receive actual notice of this Order by personal service or otherwise, are hereby enjoined from manufacturing, using, offering to sell and selling within the United States, and importing into the United States, the Zydus ANDA Products during the life of the ’229 and ’307 patents, including any extensions and pediatric exclusivities, absent a license or other authorization from Plaintiff, except to the extent permitted by the Settlement and License Agreement, and any subsidiary agreements, entered into between the parties, dated July     , 2012.

c) This Stipulation And Order shall finally resolve the Action between the Parties, and the Parties each expressly waive any right to appeal or otherwise move for relief from this Stipulation And Order;

d) This Court retains jurisdiction over the Parties for purposes of enforcing this Stipulation and Order;

e) Each Party shall bear its own fees and costs in connection with the Action, including attorney fees;

[ ]	[ ]

Attorneys for Plaintiffs Somaxon Pharmaceuticals, Inc. and ProCom One, Inc.	Attorneys for Defendants Zydus Pharmaceuticals (USA), Inc. and Cadila Healthcare Limited

Dated: , 2012

SO ORDERED:

This      day of                  , 2012.

HON. [ ]
UNITED STATES DISTRICT JUDGE